Exhibit 16.1

December 19, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Altus Midstream Company’s statements included under Item 4.01 of its Form 8-K dated December 19, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee intends to engage Ernst & Young LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in 5th paragraph under Item 4.01.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

cc:	C. Doug Johnson

Audit Chair

Altus Midstream Company